                                                                    Exhibit 12.1

                               BJ Services Company
                       Ratio of Earnings to Fixed Charges
                            (As per S-K Item 503(d))

                                                                                        Six Months Ended     Pro Forma  Pro Forma
                                              Year Ended September 30,                      March 31,        March 31, September 30,
                               ------------------------------------------------------ --------------------- ---------- -------------
                                  1997       1998       1999        2000       2001      2001       2002       2002       2001
                               ---------- --------- ----------- ---------- ---------- ---------- ---------- ---------- -------------
Pre-tax income                  154,368    172,054    (44,909)    175,283    529,181    218,507    162,915    143,294    538,361
Minority interest expense           805      3,206      2,585       3,263      6,803      3,055      2,234      2,234      6,803
Interest factor on rent           8,859     15,384     15,624      18,745     20,233      9,373     10,117     12,150     24,300
Interest expense (1)             30,715     25,685     31,365      19,968     13,282      7,817      2,310      8,503     26,193
                               ---------- --------- ----------- ---------- ---------- ---------- ---------- ---------- -------------

  Earnings, as defined          194,747    216,329      4,665     217,259    569,499    238,752    177,576    166,181    595,657
                               ========== ========= =========== ========== ========== ========== ========== ========== =============

Rent expense                     26,576     46,153     46,871      56,235     60,700     28,118     30,350     36,450     72,900

Interest factor on rent (1/3)     8,859     15,384     15,624      18,745     20,233      9,373     10,117     12,150     24,300
Minority interest expense           805      3,206      2,585       3,263      6,803      3,055      2,234      2,234      6,803
Interest expense                 30,715     25,685     31,365      19,968     13,282      7,817      2,310      8,503     26,193
                               ---------- --------- ----------- ---------- ---------- ---------- ---------- ---------- -------------
Fixed charges, as defined        40,379     44,275     49,574      41,976     40,318     20,245     14,661     22,887     57,296
                               ========== ========= =========== ========== ========== ========== ========== ========== =============

Fixed charge ratio                 4.82       4.89        .09        5.18      14.13      11.79      12.11       7.26      10.40
                               ========== ========= =========== ========== ========== ========== ========== ========== =============

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(1)      Includes amortization of debt issue costs.